Exhibit 99.(e)(12)

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of 1 July 2016 (the “Effective Date”), by and AAA Switzerland, S.A., a limited company (Société anonyme) organized and existing under the laws of Switzerland (the “Company”), and Heinz Mäusli (the “Executive”). The Company and Executive are referred to herein collectively as the “Parties”, and each, a “Party”.

Whereas, the Company desires to retain the services of the Executive, in the capacity, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment in such capacity, on such terms and conditions, and subject to such rights of termination; and

In consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

1.                    Employment

The Company agrees to employ the Executive as the Chief Financial Officer of Advanced Accelerator Applications, S.A., a public limited company (Société anonyme) organized and existing under the laws of France, performing the management, supervisory and other duties for the Company and its subsidiaries as assigned by the Company’s Board of Directors (the “Board of Directors”). Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Notwithstanding the foregoing, nothing herein shall be construed as preventing Executive from (A) serving on corporate, civic or charitable boards or committees consistent with the Company’s conflict of interest policies and corporate governance guidelines in effect from time to time, but in no event shall Executive serve on more than two (2) such boards and committees without Board of Directors approval, (B) delivering lectures or fulfilling speaking engagements, or (C) making and supervising his personal investments, so long as such activities listed in (A) through (C) above do not interfere with the performance of Executive’s duties hereunder or violate the provisions of any Company policy or procedure, this Agreement or applicable law.

2.                    Term of Agreement

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until 31 December 2018; provided, however, that on 1 January 2019 and each succeeding January 1, the Term shall automatically be extended for one (1) additional year unless, not later than six (6) months prior to any such January 1, either Party shall have given written notice to the other Party that the writing Party does not wish to extend the Term.

3.                    Compensation

(a)               Base Salary. The Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for his services to the Company, an annual base salary at the rate of CHF 329’875 per year (“Base Salary”), payable in accordance with the Company’s normal payroll schedule or as otherwise agreed to by the Board of Directors and the Executive in writing. Base Salary shall be subject to such adjustments as the Board of Directors and the Executive shall mutually agree to in writing.

(b)               Equity/Long-term Incentive Awards. The Executive shall be eligible to participate in the Company’s Incentive Stock Option Plan (together with all related stock option award agreements, the “Stock Option Plan”) and shall be eligible to be awarded options to acquire Company’s restricted voting shares from time to time in accordance with the terms of such Stock Option Plan. The options will vest in accordance with the Stock Option Plan. During the Executive’s employment, at the discretion of the Board of Directors or its delegate, the Executive also will be eligible to receive additional options and other long-term incentives under the Stock Option Plan or any similar plan adopted by the Company from time to time in the course of its periodic review of executive compensation arrangements.

(c)                The Executive will be required to comply with the Stock Option Plan and the terms of any share ownership guidelines of Company generally, as amended from time to time.

(d)               Performance Bonus. The Executive shall be eligible to receive an annual cash bonus of up to a maximum of fifty percent (50%) of Base Salary (the “Target Bonus”) based on performance targets set by the Board of Directors in writing at the beginning of the applicable fiscal year and, payable as soon as the respective annual financial statements of the Company have been approved by the Board.

(e)                Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify.

4.                    Benefits

The Executive will be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its employees or senior executives, and the Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Board of Directors.

(a)               Healthcare and Disability Insurance Plan. The Company will provide, at its expense, health, and disability insurance coverage with benefits substantially similar to benefit levels of the Executive’s current employment or as otherwise offered to executive management.

(b)               Other Benefits Plans. The Executive shall be entitled to participate in any other benefit plans available to other senior executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans and/or related individual agreements.

(c)                Paid Time Off. The Executive shall be entitled to thirty (30) days of paid vacation time per calendar year plus other paid time off as allowed under Company policies.

(d)               Travel. The Company will reimburse Executive for the costs of travel expenses related to company business. The Company authorizes, and will reimburse the Executive for, business class for flights and for first class when travelling by train.

(e)                Perquisites. The Company will pay or reimburse Executive consistent with its normal perquisites policy for it senior executives.

5.                    Business Expenses

The Company shall reimburse the Executive for all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by Executive on behalf of the Company.

6.                    Termination of Executive’s Employment

(a)               Death. If the Executive dies while employed by the Company, his employment shall immediately terminate. The Company’s obligation to pay the Executive’s Base Salary shall cease as of the date of the Executive’s death, and any unpaid Base Salary shall be paid to the Executive’s estate. In addition, within fifteen (15) days of the Executive’s death, the Company shall pay to the Executive’s estate an incentive performance bonus based on Executive’s Target Bonus then in effect, prorated for the number of days of employment completed by the Executive during the year of his death. The Executive’s beneficiaries or his estate shall receive benefits, including, without limitation, accrued and unused vacation pay and expense reimbursement, in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. To the extent not previously vested, all stock grants, options or other equity-related awards, shall immediately become fully (100%) vested and exercisable and shall be paid in accordance with their terms.

(b)               Disability. If the Executive is absent and unable to perform the essential functions of the Employee’s job with or without reasonable accommodation as a result of a physical or mental disability or infirmity, which has continued for a period of three (3) consecutive months, as a result of the Executive’s incapacity due to physical or mental illness (“Disability”), and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, the Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which the Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay the Executive his Base Salary at the rate in effect at the commencement of such period of Disability. Subsequent to such termination, the Executive’s benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs. The Executive, the Executive’s beneficiaries or his estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. To the extent not previously vested, all stock grants, options or other equity-related awards, shall immediately become fully (100%) vested and exercisable and shall be paid in accordance with their terms.

(c)                Termination by the Company for Cause. The Company may terminate the Executive’s employment under this Agreement for Cause, at any time prior to expiration of the Term of the Agreement. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s breach of this Agreement (including, without limitation, Section 9(e)) or refusal or failure to perform the material and lawful duties of his position for the Company, which breach, refusal or failure shall continue for thirty (30) days after written (approved by the Board of Directors) notice thereof by the Company to the Executive; (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony; (iii) fraud, theft or embezzlement, or attempted fraud, theft or embezzlement, of money or tangible or intangible assets or property of the Company or its employees, customers, or clients; or (v) intentional and unauthorized use or disclosure of confidential or proprietary information of a material nature pertaining to Company business.

In the event of a termination under this Section 6(c), the Company will pay only the portion of Base Salary or previously awarded any bonus that has been determined to be earned for the prior year and not yet paid as of the termination date. Fringe benefits and options for stock that have accrued and/or vested on the termination date will continue in effect according to their terms.

(d)               Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause upon thirty (30) days written notice to Executive or pay in lieu thereof. In the event of a termination under this Section 6(d), the Executive shall be entitled to the benefits set forth in Section 7.

(e)                Termination by the Executive for Good Reason. The Executive shall have the right to terminate this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s express written consent, of any one or more of the following events:

(i)                  A demotion or substantial reduction in Executive’s responsibilities amounting to a demotion;

(ii)               Breach of this Agreement by the Company, which breach shall continue for thirty (30) days after written notice thereof by the Executive to the Company; or

(iii)            A reduction in the Executive’s Base Salary or a substantial reduction by the Company in the value of the Executive’s total compensation package (salary, bonus opportunity, equity incentive award opportunity and benefits) if such a reduction is not made in proportion to an across-the-board reduction for all senior executives of the Company and a Change of Control has not occurred.

In the event of a termination under this Section 6(e), the Executive shall be entitled to the benefits set forth in Section 7, unless there has been a Change in Control, in which Section 8 applies.

(f)                 Termination by the Executive Without Good Reason. The Executive may at any time during the Term terminate his employment hereunder for any reason or no reason by giving the Company notice in writing not less than one hundred twenty (120) days in advance of such termination. The Executive shall have no further obligations to the Company after the effective date of termination, as set forth in the notice. In the event of a termination by the Executive under this Section 6(f), the Company will pay only the portion of Base Salary or any bonus that has been determined to be earned for the prior year and not yet paid as of the termination date. Fringe benefits and options that have accrued and/or vested on the termination date will continue in effect according to their terms.

(g)                If Executive’s employment hereunder is terminated for any reason, and Executive is serving as a director of the Company or any of its subsidiaries at the time of termination, then, at the Company’s request, Executive shall resign as a director of the Company and all of its subsidiaries, effective upon the effective date of such termination.

7.                    Compensation Upon Termination by the Company Without Cause or by the Executive for Good Reason

(a)               Subject to Executive’s compliance with the terms and conditions of this Agreement, if the Executive’s employment shall be terminated by the

Company pursuant to Section 6(d) or Section 6(e) (during the period of one year which follows the occurrence of the event(s) purported to constitute Good Reason under such Section 6(e)), the Executive shall be entitled to the following benefits:

(i)                  Payment of Unpaid Base Salary. The Company shall immediately pay the Executive any portion of the Executive’s Base Salary through the effective date of termination or any bonus that has been determined to be earned for the prior year and not yet paid not paid prior to the termination;

(ii)               Payment of Bonus. The Company shall pay to the Executive his Target Bonus for the year of his termination pursuant to Section 3(d), prorated for the number of days of employment completed by the Executive during the year in which his employment terminated and, payable in lump sum forty-five (45) days after termination provided Executive has signed and not revoked a release in accordance with Section 7(d); and

(iii)            Severance Payment. The Company shall provide the Executive the following: (y) an amount equal to one (1) times Executive’s annual Base Salary as in effect immediately prior to his termination; and (z) an amount equal to one (1) times the annual Target Bonus amount in effect immediately prior to his termination, payable in a lump sum forty-five (45) days after termination provided Executive has signed and not revoked the release.

(b)               Equity-Related Awards. In addition to all vested stock grants, options or other equity-related awards, additional awards will vest for another twelve (12) month period upon termination. In the event of termination the Executive or his estate will have one (1) year to exercise or sell vested shares or options (but not beyond the term of the option).

(c)                Continuation of Medical Benefits. For the eighteen (18) month period following the termination of the Executive’s employment, the Company shall pay the Executive, in lump sum or monthly payment form, at the Company’s sole election, an amount equal to the cost of the medical coverage benefits set forth in Section 4; provided, however, that, in the event that such payments are made in monthly payment form, such monthly payments shall earlier cease as of the date the Executive receives medical coverage from a subsequent employer.

(d)               Release. Notwithstanding anything contained herein to the contrary, the Company shall only be obligated to make the payments under this Section 7 if, in addition to the other contingencies under this Section 7: (a) within thirty (30) days after the effective date of termination, the Executive executes a general release, in a form reasonably satisfactory to the Company, of all current or future claims, known or unknown, against the Company and/or any of its affiliates and, its and their respective officers, directors, shareholders, employees and agents arising on or before the date of the release, and (b) the Executive does not revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable.

8.                    Compensation Upon Termination by the Company Upon a Change in Control

(a)               “Change in Control” means (1) any “person”, entity, “corporation” or “group” (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but specifically excluding the Company, any wholly-owned subsidiary of the Company and/or any employee benefit plan maintained by the Company or any wholly-owned subsidiary of the Company): (A) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, or (B) will purchase any of the Company’s voting securities (or securities convertible into such voting securities) for cash, securities or other consideration pursuant to a tender offer; (2) individuals who currently serve on the Board of Directors, or whose election to the Board of Directors or nomination for election to the Board of Directors was approved by a vote of at least two-thirds (2/3) of the directors who either currently serve on the Board of Directors, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a transaction solely for purposes of reorganization or a merger or consolidation which would otherwise result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced; or (5) such event that is of a nature that is required to be reported in response to Item 5.01 of Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act.

(b)               In the event of a termination of Executive in connection with a Change in Control and, not for Cause or by the Executive for Good Reason, the Executive may elect to receive the following payments and other benefits:

(i)                  Payment of Unpaid Base Salary. The Company shall immediately pay the Executive any portion of the Executive’s Base Salary through the date of termination or any bonus that has been determined to be earned for the prior year and not yet paid not paid prior to the termination date;

(ii)               Payment of Bonus. Within fifteen (15) days of such termination, the Company shall pay to the Executive his Target Bonus pursuant to Section 3(d) for the year of termination, prorated for the number of days of employment completed by the Executive during the year in which his employment terminated;

(iii)            Severance Payment. The Company shall provide the Executive the following: (x) an amount equal to the Executive’s annual Base Salary as in effect immediately prior to his termination; (y) an amount equal to the Executive’s annual Target Bonus amount in effect immediately prior to his termination; and (z) an amount equal to twelve (12) months of health and dental continuation coverage, in each case (x) — (z), payable in lump sum within forty-five (45) days following Executive’s termination; and

(iv)           Equity-Related Awards. All equity-related awards, including restricted stock awards and stock options, held by the Executive as of the termination date, shall vest in full upon a Change in Control, and shall be exercisable for such period as set forth in the Stock Option Plan.

9.                    Covenants

(a)               Noncompetition. The Executive agrees that during the Term and for one (1) year thereafter, he will not, directly or indirectly, without the prior written consent of a majority of the non-employee members of the Board of Directors, manage, operate, join, control, participate in, provide services to or be connected in any way (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System) to any enterprise whose business is nuclear medicine or otherwise competes with any business of the Company or its subsidiaries. It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company, in the areas of business set forth above, in violation of this Agreement.

(b)               Scope. In the event that the restriction contained in Section 9(a) is deemed overly broad, so as to render it illegal, void or unenforceable, such restriction shall be modified so that it is enforceable to the greatest geographic and temporal scope permitted by law. Employee represents and warrants that his/her experience and capabilities are such that the restrictive covenants set forth herein will not prevent Employee from earning his/her livelihood and that Employee will be fully able to earn an adequate livelihood for himself/herself and his/her dependents if any of such provisions should be specifically enforced against Employee.

(c)                Duty to Avoid Conflict of Interest. During his employment by the Company, Executive agrees not to engage or participate in, directly or indirectly, any activities in conflict with the best interests of the Company.

(d)               Confidentiality and Non-Solicitation. Executive hereby agrees to be bound by the Non-Disclosure and Non-Solicitation Agreement between Executive and the Company dated as of 1 July 2016 (the “NDA”).

(e)                Compliance With Company Policies. During Executive’s employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, codes, rules and regulations applicable to all employees and to executive officers of the Company, as they may be amended from time to time in the Company’s sole discretion, including, without limitation, the Company Code of Conduct, Employee Handbook and the NDA.

(f)                 Acknowledgements. The Executive agrees and acknowledges that the promises and obligations made by the Company in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Sections 7 and 8 hereof) constitute sufficient consideration for the covenants contained in this Section 9. The Executive further acknowledges that it is not the Company’s intention to interfere in any way with his employment opportunities, except in such situations where the same conflict with the legitimate business interests of the Company or its subsidiaries.

10.             Notices

All notices and other communications under this Agreement shall be in writing and shall be given personally, by receipted overnight carrier, fax (with written confirmation of delivery thereof) or first class mail, certified or registered with return receipt requested. Notices shall be deemed to have been duly delivered when delivered personally, upon delivery by receipted overnight carrier, three (3)

days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:

Advanced Accelerator Applications, S.A.
20 rue Diesel, 01630
Saint Genis Pouilly, France
Attention: Chairman of the Board of Directors

with a copy to:

Advanced Accelerator Applications
Attention: Global General Counsel
The Empire State Building
350 Fifth Avenue, Suite 6902
New York, New York, 10118 USA

If to the Executive:

Heinz Mäusli
65 Scheuchzerstrasse
Zurich
Switzerland

Either Party may change such Party’s address for notices by notice duly given pursuant hereto.

11.             Counterparts; Construction.

This Agreement may be executed in any number of counterparts, including exchange of signature pages by fax or pdf (e-mail), each of which shall be deemed an original copy of this Agreement but all of which taken together shall constitute one and the same instrument. Except where the context otherwise requires, wherever used, the singular form shall include the plural; the plural form, the singular; and the use of any pronoun shall include the corresponding masculine, feminine, and neuter forms. In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one of the Parties drafted this Agreement, each Party recognizing that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of the same.

12.             Assignment; Successors

This Agreement is personal in its nature, and neither of the Parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.             Governing Law

This Agreement and the legal relations thus created between the Parties hereto shall be governed by and construed under and in accordance with the laws of France.

14.             Entire Agreement; Headings

This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties, whether written or oral, with respect to the subject matter hereof. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

15.             Waiver; Modification

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a continuing waiver or a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each Party hereto.

16.             Severability

In the event that a court of competent jurisdiction determines that any portion of this Agreement is invalid, illegal or unenforceable, only such invalid, illegal or unenforceable portions of this Agreement shall be stricken. All remaining portions of this Agreement shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Parties under this Agreement.

17.             Tax Withholding

Notwithstanding any other provision of this Agreement to the contrary, Company may withhold from amounts payable under this Agreement any and all federal, state, local and foreign taxes required to be withheld by applicable law.

19.             No Mitigation of Offset

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be subject to offset or otherwise reduced by any circumstances.

18.             Indemnification

The Company shall forever defend, indemnify and hold Executive harmless to the maximum extent permitted by applicable law, or if greater, by the Company’s Certificate of Incorporation or Bylaws, by any applicable resolution of the Board of Directors or by the terms providing the most extensive indemnification contained in any written agreement between the Company and any director or officer of the Company, against any and all costs, expenses (including reasonable attorney’s fees) and liabilities (including settlements made with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed) in connection with any claim, action, proceeding, investigation involving or against the Executive with respect to, arising out of or relating to Executive’s employment with the Company or service as a director. The Company shall make Executive a named beneficiary under all director and officer liability policies maintained by the Company from time to time for the benefit of its directors and officers, entitled to all benefits provided thereunder to persons serving in a comparable role as an officer of the Company. The Company agrees that during the Term of this Agreement, the Company will purchase and maintain Directors and Officers liability insurance amount in the amount of €5MM.

In Witness Whereof, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the Effective Date.

/s/ Heinz Mäusli		/s/ Claudio Costamagna
EXECUTIVE		COMPANY
		By:
Date:	30.8.2016	Date:	30.8.2016